Exhibit 10.15

AMENDMENT NO. 2 TO THE

STOCK PURCHASE AGREEMENT

This AMENDMENT NO. 2 (this “Amendment”), dated as of November 15, 2022, to the Stock Purchase Agreement, dated as of April 15, 2022, as amended on June 15, 2022 (as amended, the “Stock Purchase Agreement”), by and among WILSON-DAVIS & CO. INC., a Utah corporation (the “Company”), those individuals and/or entities listed in Exhibit A of the Stock Purchase Agreement (collectively, the “Sellers,” and individually, a “Seller”), and ATLASCLEAR, INC., a Wyoming corporation (inadvertently identified as “Atlas Clear Corp., a Delaware registered corporation” in the Stock Purchase Agreement) (“Purchaser” and together with Sellers and the Company, the “Parties” and each a “Party”). Capitalized terms not otherwise defined in this Amendment have the meanings given such terms in the Stock Purchase Agreement.

WHEREAS Section 12.1 of the Stock Purchase Agreement provides for the amendment of the Stock Purchase Agreement in accordance with the terms set forth therein.

WHEREAS as of the date hereof Purchaser and Quantum FinTech Acquisition Corp. (“QFTA”), Calculator New Pubco, Inc. (“New Pubco”), Calculator Merger Sub 1, Inc., Calculator Merger Sub 2, Inc., Atlas FinTech Holdings Corp. and Robert McBey are entering into a Business Combination Agreement (the “Business Combination Agreement”) providing for the acquisition by New Pubco of Quantum and the Company;

WHEREAS it is a condition to the consummation of the transactions contemplated by the Business Combination Agreement that Purchaser acquire the Company immediately prior to its merger with Merger Sub 2, Inc. pursuant to the Business Combination Agreement;

WHEREAS as of the date hereof Purchaser is also entering into an Agreement and Plan of Merger with Commercial Bancorp (the “Bank Acquisition Agreement”);

WHEREAS the Parties desire to further amend the Stock Purchase Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

AMENDMENT TO THE STOCK PURCHASE AGREEMENT

1.            Amend and Restate the Definition “SPAC”. The definition “SPAC” set forth in the fifth Recital of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows: “Quantum FinTech Acquisition Corporation.”

2.            Amend Section 6.1. The words “Delaware State” in Section 6.1 of the Stock Purchase Agreement are hereby deleted and replaced with the word “Wyoming.”

3.            Amend and Restate the definition of “Purchase Price”. The definition of “Purchase Price” set forth in Section 1.1 of the Stock Purchase Agreement is amended and restated in its entirety to read as follows and the defined term “Goodwill Amount” previously used therein is deleted:

“Purchase Price” will mean cash in an amount equal to (a) the amount by which the DTCC Stock Value exceeds its reported book value; provided the DTCC Stock Value shall not exceed $1.2 million; (b) plus, without duplication, the Company’s “Total ownership equity qualified for net capital” calculated in accordance with FINRA rules pursuant to Exchange Act Rule 15c3-1 as reflected on the Company’s FOCUS report, page 8, item 3, cell number 3500, at the time of the Final Closing, provided such amount shall not exceed $11.0 million; and (c) plus $20 million, not to exceed an aggregate Purchase Price of $31.0 million.

4.            Updated Disclosure Schedules. As of the date hereof, the Company makes the representations and warranties to Purchaser set forth in Article IV of the Stock Purchase Agreement and the Sellers make the representations and warrants to Purchaser set forth in Article V of the Stock Purchase Agreement (in each case as modified by this Amendment), references such representations and warranties to “as of the date hereof” shall refer to the date of this Amendment and each of the Company and Seller is simultaneously with the execution of this Amendment, delivering to Purchaser updated and revised disclosure schedules as of the date hereof, which shall be the “Company Disclosure Schedule” and “Seller Disclosure Schedule” referenced in the Stock Purchase Agreement.

5.            Amendments to Article 3.

(a)            Section 3.2(a) of the Stock Purchase Agreement is amended and restated in its entirety to read as follow and the defined term “Company Equity” previously used therein is deleted:

(a)            Not fewer than five (5) Business Days prior to the anticipated Final Closing Date, the Company will deliver to Purchaser a written statement (the “Pre-Final Closing Statement”), together with reasonably detailed supporting information, setting forth the Company’s good faith estimates, calculated in accordance with the Accounting Principles and the terms hereof, in each case without duplication, of the Purchase Price as of the date of the FOCUS report most recently filed by the Company with FINRA and based on the information set forth therein.

(b)           Section 3.4(a) is amended and restated to read as follows:

(a)  Upon the terms and subject to the conditions set forth in this Agreement, the consummation of the transactions contemplated by Section 3.1 (the “Final Closing”) will take place on the date that is the later of (i) five (5) Business Days after the satisfaction or written waiver (to the extent permitted by applicable Law) of all of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Final Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of those conditions at such time), and (ii) the date of the closing of the transactions contemplated by the Business Combination Agreement and (iii) such other date or at such other time as the Purchaser and Sellers may agree in writing (the “Final Closing Date”).

(c)           Section 3.6 is hereby amended by replacing “Company Equity” with “Purchase Price.”

6.            Amend and Restate Section 4.4(b): Section 4.4(b) of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows :

“(b) the FINRA Approval;”

7.            Amend Section 4.7. The words “February 28” in Section 4.7 of the Stock Purchase Agreement are hereby deleted and replaced with the words “September 30.”

8.            Amend and Restate Section 4.14: Section 4.14 of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Section 4.14      Employee Benefit Arrangements; Employee Matters.

(a)            Section 4.14(a)(i) of the Company Disclosure Schedule lists all written and unwritten Benefit Arrangements. For purposes of this Agreement, “Benefit Arrangements” means all (i) “employee benefit plans” (as defined in Section 3(3) of ERISA); (ii) bonus, equity option, equity purchase, restricted equity, other equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, vacation, fringe benefit or other material benefit plans or programs; and (iii) employment, individual consultant, individual independent contractor, termination and severance agreements that, in each case, are sponsored, maintained or contributed to by the Company and in effect on the date hereof, excluding, in each case, any “multiemployer plan” (within the meaning of Section 3(37) of ERISA).

(b)            The Company has provided to Purchaser a true and complete copy of each Benefit Arrangement (or a summary of the material terms, for any unwritten Benefit Arrangement). With respect to each Benefit Arrangement, the Company has provided to Purchaser a copy of the following documents, if applicable: (i) the most recent summary plan description; (ii) the most recent Form 5500 report, together with all schedules thereto; and (iii) the applicable trust or custodial agreement.

(c)            Each Benefit Arrangement has been operated in all material respects in accordance with all provisions of applicable Law and administered in accordance with its Governing Documents.

(d)            Except as disclosed in Section 4.14(a)(i) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate thereof has ever sponsored, maintained, administered, or contributed to, or has had or could have any Liability with respect to any (i) plan subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code, (ii)  “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (as defined in Section 413(c) of the Code), or (iv) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA. For purposes of this Agreement, “ERISA Affiliate” means any Person treated as a single employer with the Company under Section 414(b), (c), (m), or (o) of the Code.

(e)            Except as would not be expected to result in a material liability to the Company, each Benefit Arrangement that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is so qualified, and, to the Company’s Knowledge, nothing has occurred that would be expected to adversely affect the qualified status of such Benefit Arrangement.

(f)            No Benefit Arrangement provides for life, health, medical or other welfare benefits to former employees of the Company or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of BRISA.

(g)            As of the date hereof, there are no Actions (other than Actions for benefits in the ordinary course) that are pending or threatened against any Benefit Arrangement or any fiduciaries thereof with respect to their duties to such Benefit Arrangement.

(h)            The Company has complied in all material respects with all applicable Laws respecting employment, labor and employment practices, including wages and hours of work, child labor, occupational health and safety, equal employment opportunity, nondiscrimination, immigration, benefits, employee leave issues, collective bargaining, labor relations, affirmative action, workers’ compensation, unemployment insurance, the payment of social security and similar Taxes and plant closings and layoffs.

(i)            Except as would not reasonably be expected to result in a material liability to the Company, (i) the Company has not, nor has been, engaged in any unfair labor practice and no unfair labor practice complaint, grievance or arbitration proceeding is pending or threatened against the Company; (ii) there are no pending or, to the Company’s Knowledge, threatened union organizing activities involving the Company Employees, nor have any such activities occurred within the last three years; and (iii) there is no labor strike, dispute, work slowdown or stoppage pending or, to the Company’s Knowledge, threatened against the Company, nor have any such activities occurred within the last three years. The Company is not a party to or bound by any labor agreement, collective bargaining agreement, work rules or practices or any other labor-related agreements or arrangements with any labor union, labor organization or works council in respect of the Company Employees.

(j)            Except as would not reasonably be expected to result in a material liability to the Company, the Company has not received (i) notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against it; nor (ii) notice of any complaint, lawsuit or other Action pending or threatened in any forum by or on behalf of any Company Employee or former employee of the Company, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with their employment relationship. No claims or allegations have been made against the Company or any current or former employee or other individual service provider thereof, for discrimination, harassment, sexual misconduct or retaliation within the last three years, nor, to the Company’s Knowledge, are any such claims threatened or pending nor is there any reasonable basis for such a claim.

(k)            Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with any other event or events, will (i) result in any payment (including severance, forgiveness of indebtedness or otherwise) becoming due under any Benefit Arrangement, whether or not such payment is contingent; (ii) increase any payments or benefits otherwise payable under any Benefit Arrangement; (iii) result in the acceleration of the time of payment, vesting or funding of any benefits, including the acceleration of the vesting and exercisability of any equity awards, whether or not contingent; or (iv) require the funding of any trust or other funding vehicle; or result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any Company Employee. No Benefit Arrangement provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code.

(l)            Section 4.14(l) of the Company Disclosure Schedule sets forth a true and complete list of all employees (including temporary employees), individual consultants and individual independent contractors as of the date hereof, including in each case, as applicable, such individual’s name, job title or description of service provided, location, current annual salary, hourly wage rate, or fee rate, current bonus and/or commission opportunity, status as exempt or non-exempt under applicable Laws, and for individual consultants and individual independent contractors only, date of engagement and total fees paid in 2021 and to-date in 2022.”

9.            Amend and Restate Section 4.20: Section 4.20 of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:

(f) Schedule 4.20 sets forth (i) the number of shares and class of DTCC Stock owned by the Company and (ii) the Market Value of the DTCC Stock owned by the Company as of the last day prior to the date of this Amendment on which information is available from DTCC and the date and source of such information. To the Knowledge of the Company, no material change has occurred in the Market Value of DTCC Stock after such date. The Company has good and valid title to the DTCC Stock held by it free and clear of any Encumbrances (other than Permitted Encumbrances). Such securities are valued on the Company Audited Financial Statements and the Interim Company Financial Statements in accordance with the Accounting Principles and GAAP.

10.            Add Section 4.25. Section 4.25 is added to the Stock Purchase Agreement as follows:

Section 4.25           Certain Business Practices.

(a)            Neither the Company nor any of its Representatives acting on its behalf have (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. Neither the Company, nor any of its Representatives acting on its behalf, have directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.

(b)            To the Knowledge of the Company, except as set forth in Schedule 4.13 or the Company’s Broker-Dealer Report, CRD #3777 or that would not have a Material Adverse Effect on the Company, the operations of the Company are and have been conducted at all times in material compliance with money laundering statutes (including but not limited to the USA PATRIOT Act of 2011, the United States Bank Secrecy Act of 1970, the United States Money Laundering Control Act of 1986, and the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the laws and executive orders administered by state agencies, and any regulations promulgated thereunder (collectively, the “Anti-Money Laundering Laws”)) in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c)            Neither the Company nor any of its shareholders, directors, or officers, nor, to the Knowledge of the Company, any other Representative acting on behalf of the Company, is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and the Company has not, since its incorporation, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, North Korea, Syria, the Donetsk People’s Republic, Luhansk People’s Republic, and Crimea regions of Ukraine, or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

(d)            Except as specifically authorized by a governmental license, license exception, or other permit or applicable authorization of a Governmental Authority, the Company has not exported, reexported, transferred, facilitated or brokered the sale of any goods, services, technology, or technical data to or from, or entered into any transaction or had any dealing with, any person or entity for whom a license or other authorization is required under the U.S. Export Administration Regulations (the “EAR,” 15 C.F.R. § 730 et seq.), the International Traffic in Arms Regulations (the “ITAR,” 22 C.F.R. § 120 et seq.) or any other U.S. or non-U.S. export control regime, nor has the Company entered into any transaction prohibited by such laws.

(e)            To the Knowledge of the Company, except as set forth in Schedule 4.13 or the Company’s Broker-Dealer Report, CRD #3777 or that would not have a Material Adverse Effect on the Company, during the past five (5) years, the Company has not received any written or oral communication from any Governmental Authority that alleges that the Company or any of its agents are in material violation of, or have, or may have any material liability under, any International Trade Laws or Anti-Money Laundering Laws. Further, the Company has not, during the past five (5) years, made any voluntary or involuntary disclosure to a Governmental Authority or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to International Trade Laws or Anti-Money Laundering Laws.

11.            Add Section 4.26. Section 4.26 is added to the Stock Purchase Agreement as follows:

“Section 4.26         Data Privacy.

(a)            The Company (i) is and has been in compliance in all material respects with applicable Privacy and Security Requirements; (ii) has not experienced any Security Breaches; and (iii) has implemented commercially reasonable safeguards designed to protect Protected Data. The Company has not received any written complaints regarding the unauthorized processing of Protected Data or non-compliance with applicable Privacy and Security Requirements. The execution or performance of this Agreement will not, in any material respect, affect the Company’s rights to process Protected Data in the same manner as prior to the closing or violate any applicable Privacy and Security Requirements.

(b)            As used in this Section 4.26, (i) “Protected Data” means any personal information or data that the Company is required by Contract or Law to keep confidential, (ii) “Privacy and Security Requirements” means, to the extent directly applicable to Company, (a) any provisions Laws that regulate the processing of Protected Data; (b) provisions of Contracts between the Company and any Person that directly apply to the processing of Protected Data; and (c) all written policies relating to the processing of Protected Data and (iii) “Security Breach” means any (a) material unauthorized use, disclosure, acquisition of, or access to, Protected Data; or (b) any breach of information technology security safeguards that had a material impact on the Company’s operations.”

12.           Delete Section 5.6. Section 5.6 is hereby deleted.

13.           Amend and Restate Section 9.1(a)(ii)(A). Section 9.1(a)(V) of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:

after due consideration, the Department will have made a final, non-appealable denial of the FINRA Application, requests that the CMA be withdrawn, fails to approve the CMA, or imposes interim or permanent conditions, limitations, or restrictions applicable to the operation of the Company such that condition in Section 8.1(b) cannot be satisfied, or

14.            Amend and Restate Section 9.1(a)(v). Section 9.1(a)(v) of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:

(v)

(A)	by a majority in interest of the Sellers and the Company if the Business Combination Agreement is not entered on or before the same day as this Agreement or if the Business Combination Agreement is terminated in accordance with its terms; and

(B)	by a majority in interest of the Sellers and the Company if the closing of the Definitive Acquisition Agreement and the Stock Purchase Agreement (and the payments required to the Sellers thereunder) do not occur on or before May 31, 2023

15.          Amend Section 7.2. Section 7.2 of the Stock Purchase Agreement is hereby amended by adding the following to the end thereof:

Notwithstanding the foregoing or anything to the contrary in this Agreement, Purchaser shall be permitted to disclose (and to permit QFTA and New Pubco (as such term is defined in the Business Combination Agreement) to disclose) any information regarding the Company and/or its business as may be necessary or appropriate to include in the Registration Statement / Proxy Statement (as such term is defined in the Business Combination Agreement), any other filings to be made with the SEC by QFTA or New Pubco in connection with the transactions contemplated by this Agreement and the Business Combination Agreement, and/or any materials that may be provided to potential investors in the Potential Financing (as such term is defined in the Business Combination Agreement).

16.            Amend Section 7.6. Section 7.6 of the Stock Purchase Agreement is hereby amended by adding the following to the end thereof:

Without limiting the generality of the foregoing, between the date hereof and the Final Closing, the Company shall (a) provide to Purchaser all financial statements of the Company required to be provided by Purchaser pursuant to, and at such times and in conformity with all applicable requirements set forth in, Section 6.4 of the Business Combination Agreement; (b) use its reasonable best efforts (i) to assist Purchaser in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by QFTA or New Pubco with the SEC in connection with the transactions contemplated by this Agreement and the Definitive Acquisition Agreement and (ii) to obtain the consents of the Company’s auditors with respect thereto as may be required by applicable Law or requested by the SEC; and (c) notwithstanding anything to the contrary in this Agreement, reasonably cooperate with Purchaser, as may be requested by Purchaser from time to time, in assisting with the preparation of (i) the Registration Statement / Proxy Statement and any other filings to be made with the SEC by QFTA or New Pubco in connection with the transactions contemplated by this Agreement and the Definitive Acquisition Agreement and (ii) any materials that may be provided to potential investors in the Potential Financing.

17.            Amend and Restate Sections 7.1(m) and (n): Sections 7.1(m) and (n) of the Stock Purchase Agreement are hereby amended by adding the following to the end thereof:

(m)          except as required by the terms of an existing Benefit Arrangement, (i) adopt, enter into, terminate or materially amend any Benefit Arrangement (or any plan that would be an Benefit Arrangement if in effect on the date hereof), other than amendments in the ordinary course of business, (ii) accelerate the vesting or payment of any rights, compensation or benefits to any Company Employee under any Benefit Arrangement, (iii) make any material increase to any salaries or other form of compensation or benefits payable to any Company Employee outside the ordinary course of business, or (iv) grant any equity or equity-linked awards or any other severance, retention, bonus, incentive, performance or other incentive compensation to any Company Employee;

(n)           (i) hire or engage any Company Employee whose annual base salary exceeds $120,000, other than the hiring of an employee to replace a departed Company Employee with similar levels of compensation and benefits, (ii) terminate a salesperson, trader or other Company Employee, other than a termination for cause or similar misconduct, or (iii) enter into, amend, or terminate any collective bargaining agreement or other agreement with a union, works council or labor organization covering any Company Employees;

18.          Amend and Restate Section 12.7. Section 12.7 of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:

Section 12.7. No Assignment; Binding Effect; Third-Party Beneficiaries. Except for any assignment by Purchaser to Affiliates of the Purchaser, and unless otherwise provided herein, neither this Agreement nor any right or obligation hereunder, may be assigned in whole or in part, by operation of law or otherwise, without the prior written consent of the other Parties. This Agreement will inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Except to the extent provided in Article XI (the provisions of which will inure to the benefit of the Purchaser Indemnified Parties and Sellers Indemnified Parties) and as specifically provided in Section 7.17 (the provisions of which will inure to the benefit of the D&O Indemnified Parties), this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the Parties any rights or remedies hereunder; provided, however, that the SPAC is an express third-party beneficiary of the representations and warranties of the (i) Company and the Sellers set forth in Article IV of the Stock Purchase Agreement and (ii) Sellers set forth in Article V of the Stock Purchase Agreement.

ARTICLE II

MISCELLANEOUS

1.            No Further Amendment. Except as expressly amended hereby, the Stock Purchase Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Stock Purchase Agreement or any of the documents referred to therein.

2.            Effect of Amendment. This Amendment shall form a part of the Stock Purchase Agreement for all purposes, and each Party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the Parties, any reference to the Stock Purchase Agreement shall be deemed a reference to the Stock Purchase Agreement as amended hereby.

3.            Governing Law. This Amendment, including the formation, breach, termination, validity, interpretation, and enforcement thereof, and all transactions contemplated by this Amendment, will in all respects be governed by, and construed in accordance with, the laws of the state of Utah, without giving effect to principles or rules of conflict of laws, to the extent such principles or rules would permit or require the application of the laws of another jurisdiction.

4.            Submission to Jurisdiction. ANY LEGAL SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED EXCLUSIVELY IN THE FEDERAL OR STATE COURT SITTING IN THE STATE OF UTAH, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION, OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE, OR OTHER DOCUMENT BY PREPAID EXPRESS COURIER TO SUCH PARTY’S ADDRESS SET FORTH IN THE STOCK PURCHASE AGREEMENT WILL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION, OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION, OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION, OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

5.            Severability. Any term or provision of this Amendment that is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason will, as to that jurisdiction, be ineffective solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Amendment or affecting the validity or enforceability of any of the terms or provisions of this Amendment in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or provision is invalid or unenforceable, the Company, the Sellers, and Purchaser will negotiate in good faith to modify this Amendment so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Amendment be consummated as originally contemplated to the greatest extent possible. If any provision of this Amendment is determined by a court of competent jurisdiction to be so broad as to be unenforceable, that provision will be interpreted to be only so broad as is enforceable.

6.            Counterparts and Electronic Signatures. This Amendment may be executed in multiple counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same agreement, it being understood that all of the Parties need not sign the same counterpart. A signed copy of this Amendment transmitted by facsimile, email, or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original executed copy of this Amendment for all purposes. This Amendment will not be binding unless and until signature pages are executed and delivered by each of the Company, Purchaser, and the Sellers.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first above written:

WILSON-DAVIS & CO., INC. (the Company)

By:	/s/ Robert McBey
Name: Robert McBey
Title: President

[Signature Page to Amendment No. 2 to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first above written:

ATLASCLEAR, INC. (the Purchaser)

By:	/s/ Craig Ridenhour
Name: Craig Ridenhour
Title: CBDO

[Signature Page to Amendment No. 2 to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first above written:

SELLERS:

/s/ Byron B. Barkley
BYRON B. BARKLEY, an individual

BARKLEY PENSION TRUST/PROFIT SHARING PLAN

By:	/s/ Byron B. Barkley
BYRON B. BARKLEY, trustee

PAUL N. DAVIS ESTATE

By:	/s/ Brent Davis
BRENT DAVIS, personal representative

/s/ Lyle W. Davis
LYLE W. DAVIS, an individual

/s/ James C. Snow
JAMES C. SNOW, an individual

/s/ William Walker
WILLIAM WALKER, an individual

GLEN HOLDINGS CORP.

By:	/s/ Paul E. Flesche
PAUL E. FLESCHE, President

[Signature Page to Amendment No. 2 to Stock Purchase Agreement]